EXHIBIT 10.10

March 10, 2016

Value Act Capital Management, L.P.

One Letterman Drive, Building D

4th Floor

San Francisco, CA 94129

Attention: General Counsel

Mr. D. Robert Hale

Ladies and Gentlemen:

We refer to the Cooperation Agreement dated January 29, 2015 among members of the Value Act Group named therein, MSCI Inc., and D. Robert Hale, in his individual capacity and as a member of the Value Act Group. Terms defined in the Cooperation Agreement are used herein as therein defined.

You have informed us that the Value Act Group has reduced its ownership interest in the Company to less than 6% of the outstanding shares of common stock of the Company. As you know, under Section 1 of the Cooperation Agreement, in this event, Mr. Hale is required to promptly offer to resign as Director, with it being in the Board’s sole discretion whether to accept or reject such resignation. In accordance with the Cooperation Agreement, Mr. Hale has offered to resign from the Board.

After due consideration and in light of Mr. Hale’s valuable contributions to the Board, the Board has requested that Mr. Hale continue as a member of the Board and agree to be re-nominated for election as Director at the 2016 Annual Meeting. We understand that Mr. Hale has graciously agreed to continue to serve as a Director of the Board and to be re-nominated as Director. Accordingly, the Board has determined not to accept Mr. Hale’s offer to resign from the Board, and intends to re-nominate Mr. Hale for election as a Director at the 2016 Annual Meeting.

The Board intends to commence a search to find a replacement Director for Mr. Hale on the Board. While any selection of a replacement Director shall be in the Board’s sole discretion, the Board intends to consult with and seek the input of Mr. Hale and the Value Act Group as it conducts this important search. At the time the Board elects a new Director to replace Mr. Hale, Mr. Hale will promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his written resignation to the Board (which shall provide for his immediate resignation), it being understood that it shall be in the Board’s sole discretion whether to accept or reject his resignation.

This letter agreement shall be governed by the laws of the State of Delaware and may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission).

If the foregoing is acceptable to you, please countersign this letter agreement to be effective as of the date first above written.

Very truly yours,

MSCI Inc.

By:	/s/ Henry A. Fernandez
Name: Henry A. Fernandez
Title: Chairman, Chief Executive Officer and President

Accepted and Agreed as of the date first above written:

VALUEACT CAPITAL MANAGEMENT, L.P.

By:	/s/ Charles C. Siu
Name: Charles C. Siu
Title: Chief Financial Officer

/s/ D. Robert Hale
Name: D. Robert Hale